Exhibit (h)(7)

AMENDMENT NO. 1

TO TRANSFER AGENCY AND SERVICE AGREEMENT

(Thrivent Mutual Funds)

Amendment No. 1 to the TRANSFER AGENCY AND SERVICE AGREEMENT, dated as of April 24, 2004 (the “Agreement”), by and between Thrivent Mutual Funds (formerly known as The AAL Mutual Funds) and Thrivent Financial Investor Services Inc.

The Agreement is hereby amended, effective as of January 1, 2007, as follows:

Schedule A to the Agreement is deleted in its entirety and replaced with Exhibit A to this Amendment.

THRIVENT MUTUAL FUNDS

By:	/s/ Gerard V. Vaillancourt
Name:	Gerard V. Vaillancourt
Title:	Treasurer

THRIVENT FINANCIAL INVESTOR SERVICES INC.

By:	/s/ Brian W. Picard
Name:	Brian W. Picard
Title:	Vice President

EXHIBIT A

SCHEDULE A

Equity Funds	Base Per Account Fee

• TA Services	$17.00

Fixed Income Funds

• TA Services	$17.00

Money Market Funds

• TA Services	$18.00